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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               RAM ENERGY, INC.

        RAM ENERGY, INC., a Delaware corporation (the "Corporation"), hereby certifies:

        FIRST: The Corporation's board of directors, at a meeting duly called and held, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment advisable and referring such amendment to the shareholders of the Corporation for consideration and approval.

        SECOND: The first paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation is proposed to be amended to read in its entirety as follows:

        "The total number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, divided into 45,000,000 shares designated as Common Stock, par value $0.001 per share, and 5,000,000 shares designated as Preferred Stock, par value $0.01 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:"

        THIRD:   The Corporation's Amended and Restated Certificate of
Incorporation is proposed to be amended by including and incorporating into such Amended and Restated Certificate of Incorporation a new Article Twelfth, which Article Twelfth is proposed to read in its entirety as follows:

        "Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation, and the ability of the shareholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied."

        FOURTH. The proposed amendment was incorporated into a written consent and submitted to holders of the outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to approve such amendment at a meeting at which all shares entitled to vote thereon were present and voted, and all such shareholders signed and returned such written consent approving the adoption of the proposed amendment, all as provided in
Section 228 of the Delaware General Corporation Law.

        FIFTH.   The proposed amendment thereupon was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary as of the ___ day of __________, 2001.

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                                              ----------------------------------
                                              Larry E. Lee, President

ATTEST:



----------------------------
John M. Longmire, Secretary

























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